Perspective Therapeutics Provides Recent Business Highlights and

Reports 3Q 2026 Results

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Updated interim data from the Phase 1/2a bamzireotide navoxetan (VMT-α-NET) presentations continue to support an emerging therapeutic window and potential to achieve a best-in-class profile in NETs
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Meaningful antitumor activity observed for lapemelanotide zapixetar (VMT01) monotherapy in metastatic melanoma to be evaluated with additional patients
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PSV359 received Fast Track Designation from the FDA for FAP-positive solitary fibrous tumors; agreement in place with Merck to support potential evaluation in combination with Keytruda® (pembrolizumab) for certain types of lung and colorectal cancers
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Approximately $202 million in cash, cash equivalents, and short-term investments as of September 30, 2026; expected to be sufficient to fund current planned clinical milestones and operational investments into 2028

SEATTLE – November 9, 2026 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company pioneering advanced systemic treatments for cancers, today provided a business update and announced results for the quarter ended September 30, 2026.

“We have presented clinical data that demonstrated the potential of delivering alpha radiation via our proprietary targeted oncology platform,” said Thijs Spoor, Perspective’s Chief Executive Officer. “With encouraging clinical findings observed to date that further support the best‑in‑class potential of bamzireotide, continued progress across two additional programs targeting melanoma and FAP-α-positive solid tumors, and investments in our manufacturing capabilities, we are well-positioned to lead the development of the field.”

Recent Program Updates

Bamzireotide navoxetan (VMT-α-NET) in SSTR2-positive neuroendocrine tumors (NETs) and meningioma

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Updated data were presented at the European Society for Medical Oncology (ESMO) Congress 2026 and the 2026 North American Neuroendocrine Tumors Society (NANETS) Multidisciplinary NET Medical Symposium showing strong clinical efficacy data. Read our complete NANETS press release here, and view our NANETS presentation on the Company’s website.

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Enrollment in Cohort 4 has been completed. As of October 30, 2026, Cohort 4 of the dose‑finding study for NETS closed for recruitment with 20 patients enrolled. The meningioma cohort remains open for recruitment with two patients treated as of October 30, 2026.

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Pre-Phase 3 activities are progressing. We are targeting an end-of-Phase 2 meeting with the FDA in 1Q 2027.

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European orphan medicinal product designation granted in July 2026 for the treatment of gastroenteropancreatic (GEP)-NETs.

Lapemelanotide zapixetar (VMT01) in MC1R-positive melanoma:

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Data with longer follow-up were presented at the Society for Immunotherapy of Cancer (SITC) 41st Annual Meeting showing strong, durable disease control in heavily pre‑treated patients. Read our complete SITC press release here, and view our SITC poster on the Company’s website.

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Recruiting more patients to corroborate encouraging monotherapy findings. As of October 30, 2026, 12 patients have been treated in a monotherapy cohort allowing up to a cumulative 9 mCi (333 MBq), administered in three treatments of 3.0 mCi every eight weeks. Five patients have been treated since the cohort reopened during 3Q 2026; by mid-2027, they are expected to reach at least 24 weeks of follow-up. This cohort remains open for enrollment.

PSV359 in FAP-α-positive solid tumors

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Study progressing. This dose-finding study progressed into the third dose cohort, with a cumulative dose of 24 mCi administered in up to four treatments every eight weeks during 2Q 2026; as of September 30, 2026, 17 patients had been treated across the three cohorts. The next clinical update is planned in 2027.

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Fast Track designation granted. In October 2026, the FDA granted PSV359 Fast Track Designation for adult patients with locally advanced unresectable and/or metastatic fibroblast activation protein (FAP)-positive solitary fibrous tumors. In September 2026, we entered into a clinical trial collaboration and supply agreement with Merck to support potential evaluation of PSV359 in combination with Keytruda® (pembrolizumab) for certain types of lung and colorectal cancers.

Manufacturing: We expect construction to be completed at the Chicago metro site in early 2027.

Third Quarter 2026 Financial Summary

Cash, cash equivalents, and short-term investments as of September 30, 2026, were approximately $202 million as compared to approximately $145 million as of December 31, 2025. We believe our cash, cash equivalents, and short-term investments are sufficient to fund our current planned clinical milestones and operational investments into 2028.

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Research and development expenses were $26.1 million for the three months ended September 30, 2026, compared to $20.3 million for the three months ended September 30, 2025.

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General and administrative expenses were $8.3 million for the three months ended September 30, 2026, compared to $7.7 million for the three months ended September 30, 2025.

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Net loss for the three months ended September 30, 2026, was $32.4 million, or $0.27 per basic and diluted share, compared to a net loss of $26.0 million, or $0.35 per basic and diluted share, for the same period in 2025.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced systemic treatments for cancers. The Company has proprietary technology that utilizes the alpha-generating isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging techniques that incorporate the same targeting moieties, creating an opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables visualization of the specific tumor and subsequent treatment, potentially improving efficacy and minimizing toxicity.

The Company is advancing a portfolio of clinical-stage programs in the U.S., including bamzireotide navoxetan (VMT-α-NET, neuroendocrine tumors), lapemelanotide zapixetar (VMT01, melanoma), and PSV359 (solid tumors).

The Company is expanding its regional finished drug product candidate supply network, enabled by its proprietary 224Ra/212Pb generator platform used to manufacture clinical drug product candidates, to support the delivery of patient-ready drug product candidates for clinical trials and, if approved, commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company's expectations regarding cash runway; the Company’s proprietary technology, imaging techniques and product candidates, including VMT-α-NET, PSV359, and VMT01, and related treatment opportunities in connection therewith; the Company’s understanding regarding the clinical profiles of its product candidates, including VMT-α-NET, PSV359, and VMT01; the Company’s manufacturing, distribution and commercialization plans and capabilities, including the timing thereof; the Company’s clinical and preclinical development plans and the expected timing for the release of additional data from its clinical programs; the Company’s belief that its product candidates address certain unmet medical needs; the potential clinical benefits of the Company’s product candidates relative to existing therapies; the Company’s expectations regarding regulatory pathways for its product candidates; the Company’s expectations regarding its interactions with regulatory agencies and the expected timing thereof; the Company’s expectations regarding an End-of-Phase 2 meeting with the FDA in the first quarter of 2027; the

Company’s belief that it has sufficient isotope access to support ongoing clinical studies; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include that the Company’s preclinical development plans and clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; the Company may elect to change its strategy regarding its product candidates and development and manufacturing activities; our ability to successfully incorporate clinical data findings into ongoing discussions with regulators, including the FDA, on the designs of registration enabling studies; regulatory agencies may issue decisions that negatively impact the Company’s product candidates and clinical development plans; our ability to secure sufficient access to isotopes to support our clinical and potential commercialization plans; economic and market conditions may worsen; the FDA’s designation for PSV359 may not provide the anticipated benefits and could be subject to withdrawal; regulatory agencies may issue decisions that negatively impact the Company’s product candidates and clinical development plans; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertainties facing the Company appears under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Media and Investor Relations Contact:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

ENTENTE Network of Companies

Virginia Amann

virginiaamann@ententeinc.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Cash and cash equivalents	$ 41,042	$ 30,629
Short-term investments	160,653	114,108
Property and equipment, net	117,919	76,597
All other assets	46,068	45,638
Total assets	$ 365,682	$ 266,972

LIABILITIES AND STOCKHOLDERSʼ EQUITY
Liabilities	71,002	59,941
Total stockholdersʼ equity	294,680	207,031
Total liabilities and stockholdersʼ equity	$ 365,682	$ 266,972

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended September 30,
	2026	2025

Grant revenue	$ 20	$ 209

Operating expenses:
Research and development	26,073	20,339
General and administrative	8,269	7,731
Total operating expenses	34,342	28,070
Operating loss	(34,322)	(27,861)

Non-operating income (expense):
Interest income	2,037	1,957
Interest and other expense	(157)	(65)
Total non-operating income, net	1,880	1,892
Net loss	$ (32,442)	$ (25,969)

Basic and diluted loss per share	$ (0.27)	$ (0.35)

Weighted average shares used in computing net loss per share:
Basic and diluted	120,748	74,296